Exhibit 10.41

AMERICAN ELECTRIC TECHNOLOGIES, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

American Electric Technologies, Inc. (the "Company''), hereby grants to Grantee, and the Grantee hereby accepts, an award of

.	restricted stock units (the "RSUs") pursuant to the Company's 2007 Employee Stock Incentive Plan (the "Plan"), subject to and upon the terms and conditions herein.

I.	Identifying Provisions: As used in this Agreement, the following terms shall have the following respective meanings:

(a)	Grantee, Neal Dikeman

(b) Date of Grant: 8/22/2017

(c) RSUs Granted: **200,000**

2.Delivery of Shares: Each RSU which has vested in accordance with the provisions in this Agreement will be exchanged for one (1) share of Company common stock issued to Grantee as soon as practicable after each RSU vests in accordance with the terms set forth herein.

3.	Vesting of Restricted Stock Units: Subject to the provisions herein, the Restricted Stock Units granted by this Agreement will vest in the Grantee in accordance with the following provisions:

(a)

100,000 of such RSUs shall become vested at the rate of 25,000 shares on each of the first four anniversaries of the Date of Grant so that the I00,000 RSUs will be fully vested on the fourth anniversary of the Date of Grant. Vesting shall require that Grantee continue to be a director of the Company providing oversight on behalf of the Board of Directors of the Company's engagement of Oppenheimer through the closing of any Business Transaction involving Oppenheimer or termination of the Oppenheimer engagement, whichever occurs sooner (the "Service Condition"). After the earlier of the closing of any Business Transaction involving Oppenheimer or termination of the Oppenheimer engagement such vesting shall no longer be subject to the Service Condition.

(b)50,000 RSUs shall become vested upon closing of a reorganization, merger, consolidation or other acquisitive transaction involving the Company on or before December 31, 2018 in which Oppenheimer acted as a finder or advisor to the Company and Grantee continued to be a director of the Company providing oversight of the Company's engagement of Oppenheimer on behalf of the Board of Directors of the Company (a "Business Combination") and where immediately following the closing of such Business Combination: (i) the voting securities of the Company outstanding immediately prior to the closing do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) at least fifty percent (50%) of the total outstanding securities entitled to vote generally in the election of directors of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such Business Combination (including, without limitation, a corporation which as a result of such transaction either owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); or (ii) the post-closing pro-forma annual revenue of the Company and other entities involved in a Business Combination with the Company is projected to be not less than 200% of the Company's most recent trailing four (4) fiscal quarter revenue ended at least thirty (30) days prior to closing of the Business Transaction (the "Pro-forma Measure"). The determination of the Committee concerning the achievement of the Pro-fom1a Measure shall be final and binding upon the Company, the Grantee and all other persons entitled to receive shares upon vesting of RS Us.

(c)

50,000 RSUs shall become vested upon closing of a Business Combination on or before December 31, 2018 where the market value of the Company's common stock or the market value of the consideration to be received for the Company's common stock in the Business Combination as of the closing is no less than $2.66 per share of Company common stock.

4.Change of Control. Notwithstanding the vesting schedule set forth in Section 3(a), after fulfillment of the Service Obligation, RSUs granted in Section 3(a) shall vest in full as to 100% of the RSUs granted on the date of a Change of Control of the Company. For the purpose of this Agreement, Change of Control shall mean the occurrence of any of the following events:

(i)Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

(ii)

A change in the composition of the Company's Board of Directors occuring within a twelve (12)-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors'' shall mean directors who either (A) are directors of the Company as of the date hereof: or (8) are elected. or nominated for election, to the Board with the affim1ative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iii)

Approval of the stockholders of the Company of a merger , reorganization or consolidation of the Company with any other corporation, other than a merger, reorganization or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity' s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger, reorganization or consolidation;

(iv)	Approval by the stockholders of the sale or disposition by the Company of all or substantially all of its assets;

(v)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

5.Adjustments and Corporate Reorganizations: In the event that the outstanding shares of Company Common Stock are hereafter changed by reason of recapitalization, reclassification, stock split, combination or exchange of shares of Common Stock or the like, or by the issuance of dividends payable in shares of Common Stock, an appropriate adjustment shall be made by the Committee, in the number of shares of Common Stock issuable upon vesting of the RSUs. In the event of any consolidation or merger of the Company with or into another company, or the conveyance of all or substantially all of the assets of the Company to another company, the RSUs shall upon vesting thereafter entitle the Grantee to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock of the Company would have been entitled to upon such consolidation, merger or conveyance; and in any such case appropriate adjustment, as determined by the Committee shall be made as set forth above with respect to any future changes in the capitalization of the Company or its successor entity. If a fraction of a share of Common Stock would result from any such adjustment, the adjustment shall be revised to the next higher whole share of Common Stock.

6.Tax Matters: Grantee agrees to make arrangements acceptable to the Compensation Committee to pay any withholding or other taxes that may be due as a result of the vesting of Restricted Stock Units granted here in . In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of RSUs granted herein, the Company shall have the right to require such payments from Grantee prior to delivery of Company common stock to the Grantee, or withhold such amounts from other payments due to Grantee from the Company or any subsidiary of the Company.

7.

Requirements of Law and of Stock Exchanges: No certificate or certificates for shares of Company common stock shall be delivered to Grantee prior to the admission of such shares to listing on notice of issuance on any stock exchange or other securities market on which shares of that class are then listed, nor unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement oflaw or of any regulatory body having jurisdiction over the Company.

8.Stock Incentive Plan: The Restricted Stock Units granted herein are subject to, and the Company and the Grantee agree to be bound by, all of the te1ms and conditions of the Plan under which the Restricted Stock Units were granted, as the same shall have been amended from time to time in accordance with the te1ms thereof: provided that no such amendment shall deprive the Grantee, without Grantee's consent, of Grantee's rights hereunder. Pursuant to said Plan, the board of directors of the Company or its Compensation Committee established for such purposes is vested with final authority to interpret and construe the Plan and the Restricted Stock Units granted herein, and is authorized to adopt  rules and regulations for carrying out the Plan. A copy of the Plan in its present form is available for inspection during business hours by the Grantee at the Company's principal office. Terms not defined herein will have the same meanings as in the Plan. The grant of Restricted Stock Units to Grantee herein have been made pursuant to an amendment to the Plan making all directors eligible to receive awards under the Plan. In the event such amendment to the Plan is not approved by the stockholders of the Company within twelve (12) months of the date of such amendment the grant herein shall be null and void and no shares of common stock shall be issued pursuant to this award agreement.

9.

Notices: Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to Grantee at the address given beneath Grantee's signature hereto or at such other address as the Grantee may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

10.

Laws Applicable to Construction: This Agreement, and any dispute arising from the relationship between the parties to this Agreement , shall be governed by Texas law, excluding any laws that direct the application of another jurisdiction's laws .

', . I

11.Consent to Jurisdiction, Forum Selection and Waiver of Jury Trial: The Company and the Grantee hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Harris, State of Texas. The aforementioned choice of venue is intended b) the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of  this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Harris, State of Texas shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each patty hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid. to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR-CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and made effective the day and year first above written.

AMERICAN ELECTRIC TECI-INOLOGIES, INC.

By

Charles M. Dauber President

GRANTEE: _

Neal Dikeman

Address:

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